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                                                                 Exhibit 23.2






              Consent of Independent Certified Public Accountants




To the Board of Directors and Stockholders
Digital Evolution, Inc.

We hereby consent to the use of our report dated August 25, 1998, relating to the balance sheets of Digital Evolution, Inc. as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity and cash flows for each of the two years then ended, incorporated by reference in this registration statement on Form S-8, which report is included in the registration statement on Form S-1 dated August 5, 1999 of U.S. Interactive, Inc.

/s/ BDO Seidman, LLP

Los Angeles, California
September 28, 1999